Exhibit 18.1

November 8, 2012

The Board of Directors
The Middleby Corporation
1400 Toastmaster Drive
Elgin, Illinois 60120

Gentlemen:
Note 1 of Notes to the Consolidated Financial Statements of The Middleby Corporation (“the Company”) included in its Form 10-Q for the period ended September 29, 2012 describes a change in the method of accounting regarding the date of the Company's annual impairment assessment for goodwill and other indefinite-lived intangible assets from the last day of the fourth quarter to the first day of the fourth quarter. There are no authoritative criteria for determining which date is preferable based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.
We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period, and therefore we do not express any opinion on any financial statements of the Middleby Corporation.

Very truly yours,
/s/ Ernst & Young LLP